NEWS RELEASE	Altria Group, Inc. 120 Park Avenue New York, NY 10017

Contact:	Timothy R. Kellogg
(917) 663-2759

PHILIP MORRIS INTERNATIONAL INC. PRESENTS

AT JP MORGAN CONFERENCE IN LONDON

NEW YORK, June 29, 2005 – Philip Morris International Inc. (PMI) President and Chief Executive Officer André Calantzopoulos addressed investors today at approximately 9:30 a.m. local time at the JP Morgan Global Tobacco Conference in London, England. PMI is the international tobacco subsidiary of Altria Group, Inc. (NYSE: MO).

During the presentation, Mr. Calantzopoulos said that PMI expects volume growth to be approximately 5% for the full year 2005, including the acquisitions of Coltabaco and Sampoerna. Excluding acquisitions, PMI projects volume growth of approximately 1%, reflecting the adverse impact of the excise tax increase scheduled for September in Germany and continuing changes to the tax system in Turkey. In addition, PMI projects double-digit operating companies income growth for the full year 2005, including the benefit of the Sampoerna acquisition, and despite challenges in Germany and Turkey and the recent strengthening of the U.S. dollar.

The text of Mr. Calantzopoulos’ remarks will be posted to Altria Group’s web site at www.altria.com following the presentation.

Altria Group, Inc. Profile

Altria Group, Inc. owns approximately 85% of the outstanding common shares of Kraft Foods Inc. and 100% of the outstanding common shares of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital

Corporation. In addition, Altria Group, Inc. has a 33.9% economic interest in SABMiller plc. The brand portfolio of Altria Group, Inc.’s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2004 net revenues of $89.6 billion.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria Group, Inc.’s consumer products subsidiaries are subject to changing prices for raw materials; intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; and unfavorable currency movements. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; to improve productivity; and to respond effectively to changing prices for their raw materials.

Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company’s understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price disparities and changes in price disparities between premium and lowest-price brands; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Quarterly Report on Form 10-Q for the period ended March 31, 2005. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

# # #

2